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                            ACTION BY WRITTEN CONSENT
                                OF THE HOLDERS OF
                                 COMMON STOCK OF
                     SALES MARKETING ADMINISTRATION RESEARCH
                           TRACKING TECHNOLOGIES, INC.

                            -------------------------

         The undersigned, being the holders of a majority of the issued and outstanding shares of Common Stock, par value $0.001 per share ("Common Stock") of Sales Marketing Administration Research Tracking Technologies, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 228 of the General Corporation Law of the State of Delaware (the "DGCL"), hereby adopt the following resolutions by written consent to be effective as of July 9, 1999:

Approval of Merger and Agreement and Plan of Reorganization.

         WHEREAS, the Corporation has entered into that certain Agreement and Plan of Reorganization, dated as of May 12, 1999, by and among the Corporation, i2 Technologies, Inc., a Delaware corporation ("i2"), and Intelligent Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of i2 ("MergerSub"), in the form attached to the Consent Solicitation/Prospectus dated June 23, 1999 (together with all exhibits and schedules attached thereto, the "Merger Agreement"), providing for the merger of MergerSub with and into the Corporation upon the terms and conditions stated in the Merger Agreement (the "Merger");

         WHEREAS, the Board of Directors of the Corporation has adopted and approved the Merger Agreement and Merger, and submitted the same to the holders of capital stock of the Corporation for approval by executing this Consent, among other written consents.

         NOW, THEREFORE, BE IT RESOLVED, that the Merger, the Merger Agreement and the other transactions, documents and instruments contemplated by the Merger Agreement be and they hereby are, authorized and approved;

         This Consent shall be filed with the Minutes of the proceedings of the Board of Directors and stockholders.

         This Consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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         IN WITNESS WHEREOF, the parties hereto have caused this Consent to be effective as of the day and year first identified above.


                                       By:
                                          --------------------------------------


                                       Printed Name:
                                                    ----------------------------

IMPORTANT: The printed name on this Consent must correspond with the name as written on the face of the certificate(s) representing the shares of Common Stock of the Corporation held by the signatory hereto.






                SIGNATURE PAGE TO CONSENT OF COMMON STOCKHOLDERS



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